April 10, 2023

Dear Shareholder:

We have previously sent to you proxy materials for The Cigna Group Annual Meeting of Shareholders to be held on April 26, 2023.  To date, we have not received your proxy.  Your Board of Directors unanimously recommends that you vote FOR all of the nominees for director in Proposal 1, FOR Proposals 2, 3, 4 and 5 and AGAINST Proposals 6 and 7.

Your vote is important, no matter how many or how few shares you may own.  To ensure that your shares are represented at the meeting, please vote today by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided. If you have received this letter by email, you may also vote by simply clicking on the “VOTE NOW” button in the email.
Very truly yours,

[/s/ Kari Knight Stevens]

Kari Knight Stevens
Corporate Secretary

REMEMBER:
You can vote your shares online or by telephone.
Please use the control number found on the enclosed proxy card and visit
www.proxyvote.com to submit your instructions online, or
if you received this letter by email, you may simply click
the “VOTE NOW” button in the email.

If you have any questions or need assistance in voting your shares, please call our proxy solicitor:

INNISFREE M&A INCORPORATED
Toll-free at 1- 877-750-8166